CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Capital Protected Notes due 2011	$9,851,000	$387.14

July 2008 Pricing Supplement No. 707 to Registration Statement No. 333-131266 Dated July 18, 2008 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount based on the increase, if any, in the value of the underlying basket on the determination date, subject to the maximum payment at maturity. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$9,851,000
Pricing date:	July 18, 2008
Original issue date:	July 25, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	MSCI EAFE® Index (the “MSCI EAFE index”)	33.333%	1,897.58	0.017566058
	S&P 500® Index (the “S&P 500 index”)	33.333%	1,260.68	0.026440492
	Hang Seng® Index (the “Hang Seng index”)	33.333%	21,874.19	0.001523851
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,475.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Maximum payment at maturity:	$1,475 per note (147.5% of the stated principal amount)
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index.  See “Basket – Multiplier” above and “Key Terms – Multiplier” on page 2 of this pricing supplement

Basket setting date:	For each basket index, the pricing date.
Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	617482AA2
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$24	$976
Total	$9,851,000	$236,424	$9,614,576

(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
July 18, 2008	July 25, 2008 (5 business days after the pricing date)	November 30, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$9,851,000
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
MSCI EAFE® index	33.333%	1,897.58	0.017566058
S&P 500® index	33.333%	1,260.68	0.026440492
Hang Seng® index	33.333%	21,874.19	0.001523851
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,475.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Basket performance:	(final basket value - initial basket value) / initial basket value
Maximum payment at maturity:	$1,475 per note (147.5% of the stated principal amount)
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket setting date:	For each basket index, the pricing date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the multiplier for that basket index.
Multiplier:
The multiplier is set on the basket setting date based on each basket index’s respective initial basket index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable weighting and will remain constant for the term of the notes.  See “Basket – Multiplier” above.

Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 6.

July 2008	Page 2

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482AA2
Minimum purchase amount:	10 notes ($10,000)
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 5.8218% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,211.9031 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$25.0661	$25.0661
January 1, 2009 through June 30, 2009	$29.8386	$54.9047
July 1, 2009 through December 31, 2009	$30.7072	$85.6119
January 1, 2010 through June 30, 2010	$31.6011	$117.2130
July 1, 2010 through December 31, 2010	$32.5210	$149.7340
January 1, 2011 through June 30, 2011	$33.4676	$183.2016
July 1, 2011 through the Maturity Date	$28.7015	$211.9031

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices.  Such purchase activity could have increased the value of the basket indices, and therefore the value at which the basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

ERISA:	See “ERISA” in the prospectus supplement for capital protected notes.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2008	Page 3

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity of $1,475 per note (147.5% of the stated principal amount), calculated on the determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Example:

The hypothetical final basket value is 40% greater than the initial basket value.

Initial basket value:	100
Hypothetical final basket value:	140
Maximum payment at maturity:	$1,475 per note
Participation rate:	100%
Supplemental redemption amount per note = $1,000 x [(140 – 100)/100] x 100% = $400
In the example above, the total payment at maturity per note will equal $1,400, which is the sum of the stated principal amount of $1,000 and a supplemental redemption amount of $400.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount), taking into account the maximum payment at maturity, for a $1,000 stated principal amount note for a hypothetical range of basket performance and does not cover the complete range of possible payouts at maturity.  If the basket performance is greater than 47.5% you will receive only the maximum payment at maturity of $1,475 per note, or 147.5% of the stated principal amount.

Basket performance	Final basket value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
70%	170	$1,000	$475	$1,475	47.5%
60%	160	$1,000	$475	$1,475	47.5%
50%	150	$1,000	$475	$1,475	47.5%
47.55%	147.55	$1,000	$475	$1,475	47.5%
47.5%	147.5	$1,000	$475	$1,475	47.5%
40%	140	$1,000	$400	$1,400	40%
30%	130	$1,000	$300	$1,300	30%
20%	120	$1,000	$200	$1,200	20%
10%	110	$1,000	$100	$1,100	10%
0%	100	$1,000	$0	$1,000	0%
–10%	90	$1,000	$0	$1,000	0%
–20%	80	$1,000	$0	$1,000	0%
–30%	70	$1,000	$0	$1,000	0%
–40%	60	$1,000	$0	$1,000	0%
–50%	50	$1,000	$0	$1,000	0%

July 2008	Page 4

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Payment at Maturity

100% principal protection.  At maturity, we will pay you at least $1,000, plus the supplemental redemption amount, if any, subject to the maximum payment amount of $1,475 per note (147.5% of the stated principal amount).

The supplemental redemption amount based on the basket indices.  The supplemental redemption amount will be equal to the product of $1,000 times the participation rate times the percentage, if any, by which the final basket value exceeds the initial basket value.  If the final basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x participation rate x	(final basket value – initial basket value)
initial basket value

where,
participation rate	=	100%
initial basket value	=	100
final basket value	=	the sum, on the determination date, of the products of the official closing value of each basket index and the applicable multiplier for such basket index

In no event will the supplemental redemption amount be greater than $475 per note (47.5% of the stated principal amount).

If the final basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero.

July 2008	Page 5

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-15 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The notes have limited appreciation potential. If the basket performance is greater than 47.5%, you will only receive the maximum payment at maturity of $1,475 for each note you hold.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
The MSCI EAFE Index is subject to currency exchange risk.  Because one of the basket indices is the MSCI EAFE Index, the final basket value will be calculated, in part, using the U.S. dollar value of stocks underlying the MSCI EAFE Index and, as a result, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure related to the MSCI EAFE Index will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens or weakens against the currencies of the component securities represented in the MSCI EAFE Index, the final basket value will be affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

¡  existing and expected rates of inflation;

¡  existing and expected interest rate levels;

¡  the balance of payments; and

¡  the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

July 2008	Page 6

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

¡
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and the Hang Seng Index have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the basket indices.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

¡	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

Other Risk Factors

¡
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent, and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the basket setting date could have affected the index closing values of each basket index on the basket setting date and, as a result, could have increased the values at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

July 2008	Page 7

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Information about the Basket Indices

The MSCI EAFE® Index.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index” in Annex A of the accompanying prospectus supplement for capital protected notes.

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s®, a Division of The McGraw-Hill Companies, Inc. (“S&P”) consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

The Hang Seng® Index.  The Hang Seng® Index is compiled, published and managed by HSI Services Limited, a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969. The HSI is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Ltd. (the “SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng index, “Annex A—Underlying Indices and Underlying Index Publishers Information—Hang Seng® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between MSCI Inc. and Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc. and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®—License Agreement between MSCI Inc. and Morgan Stanley” in Annex A of the accompanying prospectus supplement for capital protected notes.

License Agreement between S&P ® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between HSI Services Limited and Morgan Stanley.  The mark and name “Hang Seng® Index” is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index by Morgan Stanley in connection with the notes, but neither HSI Services Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the notes or any other person the accuracy or completeness of the Hang Seng Index and its computation or any information related thereto and no warranty or representation or guarantee of any kind whatsoever relating to the Hang Seng Index is given or may be implied.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Hang Seng® Index” in the accompanying prospectus supplement for capital protected notes.

July 2008	Page 8

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2003 to July 18, 2008.  The tables following the basket performance graph set forth the published high, low and end-of-quarter closing values, for each of the basket indices for each calendar quarter in the period from January 1, 2003 to July 18, 2008.  The related graphs set forth the daily closing values for each of the basket indices in the same period.  The closing value on July 18, 2008 was, in the case of the MSCI EAFE index, 1,897.58, in the case of the S&P 500 index, 1,260.68, and in the case of the Hang Seng index, 21,874.19.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values and performance of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the final basket closing value on the determination date.  The payment of dividends on the stocks that comprise the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

Basket Historical Performance January 1, 2003 to July 18, 2008

The graph is calculated to show the performance of the basket, assuming an initial basket value of 100, since January 1, 2003, and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not attempt to show your expected return on an investment in the notes.  The historical values of the basket should not be taken as an indication of its future performance.

July 2008	Page 9

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

MSCI EAFE Index	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter	2,253.36	1,913.53	2,038.62
Second Quarter	2,206.72	1,957.23	1,967.19
Third Quarter (through July 18, 2008)	1,934.39	1,845.93	1,897.58

MSCI EAFE Index Daily Closing Values January 1, 2003 to July 18, 2008

July 2008	Page 10

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter (through July 18, 2008)	1,284.91	1,214.91	1,260.68

S&P 500 Index Daily Closing Values January 1, 2003 to July 18, 2008

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Hang Seng Index	High	Low	Period End
2003
First Quarter	9,873.49	8,634.45	8,634.45
Second Quarter	10,030.37	8,409.01	9,577.12
Third Quarter	11,295.89	9,602.62	11,229.87
Fourth Quarter	12,594.42	11,546.12	12,575.94
2004
First Quarter	13,928.38	12,427.34	12,681.67
Second Quarter	13,031.81	10,967.65	12,285.75
Third Quarter	13,304.48	11,932.83	13,120.03
Fourth Quarter	14,266.38	12,818.10	14,230.14
2005
First Quarter	14,237.42	13,386.99	13,516.88
Second Quarter	14,287.44	13,355.23	14,201.06
Third Quarter	15,466.06	13,964.47	15,428.52
Fourth Quarter	15,394.39	14,215.83	14,876.43
2006
First Quarter	15,949.89	14,944.77	15,805.04
Second Quarter	17,301.79	15,234.42	16,267.62
Third Quarter	17,619.97	16,043.94	17,543.05
Fourth Quarter	20,001.91	17,606.53	19,964.72
2007
First Quarter	20,821.05	18,664.88	19,800.93
Second Quarter	21,999.91	19,809.70	21,772.73
Third Quarter	27,142.47	20,387.13	27,142.47
Fourth Quarter	31,638.22	26,004.92	27,812.65
2008
First Quarter	27,615.85	21,084.61	22,849.20
Second Quarter	26,262.13	22,042.35	22,102.01
Third Quarter (through July 18, 2008)	22,184.55	221,174.77	21,874.19

Hang Seng Index Daily Closing Values January 1, 2003 to July 18, 2008

July 2008	Page 12

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

July 2008	Page 13